Exhibit 99.1

eBAY INC. ANNOUNCES FOURTH QUARTER AND FULL YEAR

2004 FINANCIAL RESULTS

— Company Reports Record Q4 Net Revenues of $935.8 Million —
— Achieves Q4 GAAP Diluted EPS of $0.30 and Pro Forma Diluted EPS of $0.33 —
— Announces a Two-for-One Stock Split ——

San Jose, CA, January 19, 2005 – eBay Inc. (Nasdaq: EBAY; www.ebay.com), the World’s Online Marketplace, reported financial results for its quarter and full year ended December 31, 2004.

eBay reported record consolidated Q4-04 net revenues of $935.8 million, up 44% year over year; operating income of $284.7 million, up 40% year over year; and pro forma operating income of $313.9 million, up 44% year over year. Operating income was 30% of net revenues and pro forma operating income was 34% of net revenues.

Consolidated net income in Q4-04 was $205.4 million, or $0.30 per diluted share. eBay’s pro forma consolidated net income, excluding certain items, was $226.0 million, or $0.33 per diluted share.

These results exceeded the company’s guidance of $915 million for net revenues, met the guidance of $0.30 for earnings per diluted share, and exceeded the guidance of $0.32 for pro forma earnings per diluted share.

For the full year, eBay generated consolidated net revenues of $3.27 billion, a 51% increase over the $2.17 billion reported in 2003. Consolidated net income increased 76% year over year to $778.2 million, or $1.14 per diluted share. On a pro forma basis, eBay reported a 68% increase in consolidated net income year over year to $829.5 million, or $1.21 per diluted share.

In addition, eBay’s Board of Directors has approved a two-for-one split of all outstanding shares of the company’s common stock, payable February 16, 2005 to stockholders of record on January 31, 2005. These results have not been adjusted to reflect this stock split.

“Our strong Q4 results capped off outstanding success throughout the year, with exceptional growth across every part of the business,” said Meg Whitman, President and CEO of eBay. “We have tremendous momentum going into 2005, and I’m more confident than ever that the decisions and investments we’re making today will ensure a bright future for the company and our community of users around the world.”

Full Year Key Financial and Operating Metrics

Consolidated Net Revenues – Consolidated net revenues totaled a record $3.27 billion, which represented an increase of 51% from the $2.17 billion reported in the full year 2003.

Listings – Listings totaled a record 1.4 billion in the full year 2004, 45% higher than the 971 million listings reported in the full year 2003.

eBay Announces Q4-04 Earnings (cont.)

Gross Merchandise Volume (GMV) – GMV, the total value of all successfully closed listings on eBay’s trading platforms, was a record $34.2 billion, representing a 44% year-over-year increase from the $23.8 billion reported in the full year 2003.

Total Payment Volume (TPV) – TPV, the dollar volume of payments initiated through the PayPal system, was $18.9 billion, representing a 55% year-over-year increase from the $12.2 billion reported in the full year 2003.

Key Q4 Financial and Operating Metrics

Consolidated Net Revenues – Consolidated net revenues totaled a record $935.8 million, which represented an increase of 44% from the $648.4 million reported in Q4-03.

Net Transaction Revenues – Consolidated net transaction revenues totaled a record $907.3 million, which represented an increase of 43% from the $632.6 million reported in Q4-03.

•	eBay U.S. Net Transaction Revenues – eBay U.S. net transaction revenues totaled $362.7 million in Q4-04, representing 24% year-over-year growth.

•	eBay International Net Transaction Revenues – eBay International net transaction revenues totaled $344.3 million in Q4-04, representing 64% year-over-year growth.

•	Payments Net Transaction Revenues – Payments net transaction revenues totaled $200.2 million in Q4-04, representing 53% year-over-year growth.

Confirmed Registered Users – Cumulative confirmed registered users at the end of Q4-04 totaled a record 135.5 million, representing a 43% increase over the 94.9 million users reported at the end of Q4-03.

Active Users – Active users, the number of users on the eBay platform who bid, bought, or listed an item within the previous 12 month period, increased to 56.1 million, a 36% increase over the 41.2 million active users reported in the same period a year ago.

Listings – New listings totaled a record 404.6 million in Q4-04, 39% higher than the 291.7 million listings reported in Q4-03. New listings in Q4-04 included 28.0 million new eBay Stores listings, versus 5.1 million new Stores listings in Q4-03.

Gross Merchandise Volume (GMV) – GMV was $9.8 billion, representing a 39% year-over-year increase from the $7.1 billion reported in Q4-03.

Total Payments Accounts – PayPal’s business had 63.8 million total accounts at the end of Q4-04, a 58% increase from the 40.3 million reported in Q4-03.

Total Payment Volume (TPV) – PayPal’s TPV was $5.6 billion in Q4-04, a 51% increase from the $3.7 billion reported in Q4-03.

eBay Announces Q4-04 Earnings (cont.)

Gross Profit – Gross profit was $759.4 million, or 81% of net revenues, which was down slightly from the 82% level reported in Q4-03.

Operating Income – Operating income was $284.7 million, or 30% of net revenues, a 40% increase over the $203.1 million reported in Q4-03. Pro forma operating income increased 44% year over year to $313.9 million, or 34% of net revenues.

GAAP Net Income – GAAP net income increased 44% year over year to $205.4 million, or $0.30 per diluted share.

Pro Forma Net Income – Pro forma net income increased 44% year over year to $226.0 million, or $0.33 per diluted share.

Operating and Free Cash Flows – Operating cash flows totaled $381.2 million. Free cash flows, representing operating cash flows less capital expenditures, totaled $298.3 million.

Key Category Performance* – Based on Q4-04 GMV, eBay has twelve categories that delivered $1 billion or more in worldwide annualized GMV: eBay Motors at $11.1 billion; Consumer Electronics at $3.5 billion; Computers at $3.0 billion; Clothing & Accessories at $2.9 billion; Books/Movies/Music at $2.4 billion; Collectibles at $2.2 billion; Home & Garden at $2.0 billion; Toys at $1.8 billion; Sports at $1.8 billion; Jewelry & Watches at $1.7 billion; Cameras & Photo at $1.3 billion; and Business & Industrial at $1.2 billion.

Fixed Price Trading – eBay’s fixed price trading contributed approximately $3.0 billion or 30.7% of total GMV during Q4-04, primarily from eBay’s “Buy It Now” feature.

eBay Stores – At the end of Q4-04, eBay hosted approximately 254,000 stores worldwide, with approximately 161,000 stores hosted on the U.S. site.

Acquisitions

Internet Auction Co., Ltd. – During the quarter ended December 31, 2004, eBay purchased an aggregate of approximately 372,000 additional shares in Internet Auction Co., Ltd. (IAC) for an aggregate purchase price of approximately $41 million in cash. As a result, eBay increased its investment in IAC from approximately 97.0% to approximately 99.9%.

Marktplaats.nl – On November 10, 2004, eBay completed its acquisition of Marktplaats.nl, an online classifieds website in the Netherlands. eBay acquired all outstanding securities of Marktplaats.nl for approximately $291 million in cash.

Rent.com – On December 16, 2004, eBay agreed to acquire Rent.com, an Internet listing website in the apartment and housing rental industry. eBay will acquire all outstanding securities of Rent.com for total consideration of approximately $415 million, net of cash. The acquisition amount will be paid with

*For further detail on eBay’s current annualized $1 billion categories, including trended data, please see the metrics section on eBay’s Investor Relations website at http://investor.ebay.com/fundamentals.cfm.

eBay Announces Q4-04 Earnings (cont.)

approximately $30 million in cash and the remainder in eBay common stock. The acquisition, which is subject to regulatory approval and approval of Rent.com’s stockholders, is expected to close in the first quarter of 2005.

Consolidated Financial and Operating Summary

eBay reported record consolidated net revenues of $935.8 million in Q4-04, representing a 44% year-over-year increase. On a year-over-year basis, consolidated net revenues reflected a foreign currency translation benefit in Q4-04 of approximately $34.5 million. On a sequential basis, consolidated net revenues reflected a foreign currency translation benefit in Q4-04 of approximately $19.7 million.

Gross profit was $759.4 million, or 81% of net revenues, which was down slightly from the 82% level reported in Q4-03. The decrease in gross margin was primarily due to the relative growth of the lower-margin Payments segment.

Sales and marketing expenses totaled $268.9 million, or 29% of net revenues, which was up from the 27% reported in Q4-03. The year-over-year increase as a percentage of net revenues primarily reflects global increases in on-line marketing and in international off-line marketing.

Product development expenses totaled $64.6 million, or 7% of net revenues, which was consistent with the percentage reported in Q4-03. Total product development expenses in Q4-04 do not include $10.6 million of required cost capitalization for major site and other product development efforts.

General and administrative costs totaled $116.3 million, or 12% of net revenues, down from the 15% of net revenues reported in Q4-03. While general and administrative costs decreased as a percentage of net revenues, the absolute dollars increased, primarily as a result of increases in headcount.

Income from operations totaled $284.7 million during Q4-04, a 40% increase over the $203.1 million reported in Q4-03. On a pro forma basis, income from operations totaled $313.9 million, a 44% increase over the $218.5 million reported in Q4-03. Included in both the GAAP and pro forma Q4-04 consolidated income from operations was a $12.4 million year-over-year net benefit from changes in foreign exchange rates. On a sequential basis, both the GAAP and pro forma consolidated income from operations reflected a foreign currency translation benefit in Q4-04 of approximately $5.0 million.

Interest and other income, net, totaled $18.8 million in Q4-04, up from the $11.4 million reported in Q4-03. The increase in Q4-04 was primarily the result of increased interest income earned on larger cash, cash equivalents, and investment balances, partially offset by foreign exchange losses.

The GAAP and pro forma effective tax rate for Q4-04 was 32%, consistent with the GAAP effective tax rate for Q4-03, and an increase from the pro forma effective tax rate of 30% for Q4-03. The higher pro forma effective tax rate for Q4-04, as compared to Q4-03, reflects an increase in our non-deductible expenses related primarily to international acquisitions.

At the end of Q4-04, the company had nearly $3.4 billion in aggregate cash and investments and more than $7.9 billion in total assets.

eBay Announces Q4-04 Earnings (cont.)

The company reported $381.2 million in operating cash flows and $82.9 million of capital expenditures in Q4-04, resulting in free cash flows of $298.3 million.

Business Outlook

The following updated guidance reflects the continuing favorable momentum in the business as well as the inclusion of our potential acquisition of Rent.com, beginning in mid Q1-05, and revised outlooks for exchange rates that reflect current levels. The guidance does not include the impact of any other potential acquisitions. This updated guidance also includes the effect of a significantly increased investment pool for the company’s 2005 strategic initiatives.

Net Revenues – eBay now expects consolidated net revenues for 2005 to fall in the range of $4.25 billion to $4.35 billion. From a quarterly perspective, eBay expects consolidated net revenues to fall in the range of $1.01 billion to $1.03 billion in Q1-05, $1.025 billion to $1.04 billion in Q2-05, $1.035 billion to $1.06 billion in Q3-05 and $1.18 billion to $1.22 billion in Q4-05.

GAAP Diluted EPS – eBay now estimates GAAP earnings per diluted share for the full year 2005 to fall in the range of $1.37 to $1.41. From a quarterly perspective, eBay estimates GAAP earnings per diluted share to fall in the range of $0.32 to $0.33 in Q1-05, $0.32 to $0.33 in Q2-05, $0.33 to $0.34 in Q3-05 and $0.41 to $0.42 in Q4-05. The updated guidance now includes the impact of the amortization of acquired intangible assets in relation to our acquisition of the outstanding common stock of Marktplaats.nl and the potential acquisitions of Rent.com and Kurant Corporation. The estimated earnings per diluted share does not include the impact of expensing stock options upon the adoption of Financial Accounting Standards Board Statement No. 123® “Share-Based Payment.”

Pro Forma Diluted EPS – eBay now estimates pro forma earnings per diluted share for the full year 2005 to fall in the range of $1.48 to $1.52. From a quarterly perspective, eBay estimates pro forma earnings per diluted share to fall in the range of $0.34 to $0.35 in Q1-05, $0.34 to $0.35 in Q2-05, $0.35 to $0.36 in Q3-05, and $0.43 to $0.44 in Q4-05.

Capital Expenditures – eBay expects its capital expenditures to total approximately $525 million for the full year 2005, which is 12% of eBay’s guidance for net revenues. Excluding the one time payment from restricted cash of approximately $126 million in relation to the repayment of our San Jose corporate headquarters lease obligation in Q1-05, eBay expects its capital expenditures to total approximately $400 million for the full year 2005, which is 9% of eBay’s guidance for net revenues.

In addition, eBay’s Board of Directors has approved a two-for-one split of all outstanding shares of the company’s common stock, payable February 16, 2005 to stockholders of record on January 31, 2005. The guidance has not been updated to reflect the impact of this stock split.

Quarterly Conference Call

eBay will host a conference call to discuss fourth quarter and full year results at 2 pm Pacific Standard Time today. A live webcast of the conference call can be accessed through the company’s Investor Relations website at http://investor.ebay.com. In addition, an archive of the webcast will be accessible through the same link.

eBay Announces Q4-04 Earnings (cont.)

Non-GAAP Measures

To supplement the company’s consolidated financial statements presented in accordance with GAAP, eBay uses non-GAAP measures of certain components of financial performance, including gross profit, operating income, net income, earnings per share, cash flows, and effective tax rate, which are adjusted from results based on GAAP to exclude certain expenses, gains and losses. These non-GAAP measures are provided to enhance investors’ overall understanding of the company’s current financial performance and the company’s prospects for the future. Specifically, the company believes the non-GAAP results provide useful information to both management and investors by excluding certain expenses, gains and losses that may not be indicative of its core operating results. In addition, because eBay has historically reported certain non-GAAP results to investors, the company believes the inclusion of non-GAAP measures provides consistency in the company’s financial reporting. These measures should be considered in addition to results prepared in accordance with generally accepted accounting principles, but should not be considered a substitute for, or superior to, GAAP results. Consistent with the company’s historical practice, the non-GAAP measures included in this press release have been reconciled to the nearest GAAP measure.

About eBay

eBay is The World’s Online Marketplace®. Founded in 1995, eBay created a powerful platform for the sale of goods and services by a passionate community of individuals and businesses. On any given day, there are millions of items across thousands of categories for sale on eBay. eBay enables trade on a local, national and international basis with customized sites in markets around the world. Through an array of services, such as its payment solution provider PayPal, eBay is enabling global e-commerce for an ever-growing online community.

Forward-Looking Statements

This press release contains forward-looking statements relating to the future performance of eBay and its consolidated subsidiaries. Those statements involve risks and uncertainties, and the company’s actual results could differ materially from those discussed. Factors that could cause or contribute to such differences include, but are not limited to: the company’s need to manage an increasingly large company with a broad range of businesses of varying degrees of maturity; the company’s need to increasingly achieve growth from its existing users as well as from new users in its more established markets; the company’s ability to deal with the increasingly competitive e-commerce environment, including competition for its sellers from other trading sites and other means of selling, and competition for its buyers from other merchants, online and offline; the company’s ability to upgrade and develop its systems, infrastructure and customer service capabilities to accommodate growth at a reasonable cost; the litigation, regulatory, credit card association, and other risks specific to PayPal; the company’s need to manage other regulatory, tax, and litigation risks even as its product offerings expand and its services are offered in more jurisdictions; the company’s ability to maintain site stability and performance on all of its sites while adding new products and features in a timely fashion; the company’s ability to profitably expand its model to new types of merchandise and sellers; the company’s ability to profitably expand outside of the US; fluctuations in foreign exchange rates; the costs and benefits of recent and future acquisitions and other commercial transactions; and, the need to manage the integration of recent and future acquisitions. The forward looking statements in this release do not include the potential impact of any acquisitions that may be completed after the date hereof.

eBay Announces Q4-04 Earnings (cont.)

More information about factors that could affect the company’s operating results is included under the captions “Risk Factors That May Affect Results of Operations and Financial Condition” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in the company’s annual report on Form 10-K and quarterly reports on Form 10-Q, copies of which may be obtained by visiting the company’s investor relations site at http://investor.ebay.com. The company expects to file its annual report on Form 10-K for the year ended December 31, 2004 on or about March 1, 2005. Undue reliance should not be placed on the forward-looking statements in this release, which are based on information available to the company on the date hereof. eBay assumes no obligation to update such statements.

Investor Relations Contact:	Tracey Ford	408-376-7205
Media Relations Contact:	Hani Durzy	408-376-7458
Investor Information Request:	408-376-7493
Company News:	http://www.businesswire.com
Investor Relations Website:	http://investor.ebay.com

eBay Inc.
Unaudited Condensed Consolidated Balance Sheet
(U.S. Dollars In Thousands)

	December 31,	December 31,
	2003	2004
ASSETS
Current assets:
Cash and cash equivalents	$1,381,513	$1,330,045
Short-term investments	340,576	682,004
Accounts receivable, net	225,871	240,856
Funds receivable	79,893	123,424
Restricted cash and investments	14,859	155,405
Other current assets	103,170	379,415

Total current assets	2,145,882	2,911,149
Long-term investments	934,171	1,266,289
Restricted cash and investments	127,432	1,418
Property and equipment, net	601,785	709,773
Goodwill	1,719,311	2,709,794
Intangible assets, net	274,057	362,909
Other assets	17,496	29,719

	$5,820,134	$7,991,051

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$64,633	$37,958
Funds payable and amounts due to customers	106,568	331,805
Accrued expenses and other current liabilities	356,491	421,969
Deferred revenue and customer advances	28,874	50,439
Short-term obligations	2,840	124,272
Income taxes payable	87,870	118,427

Total current liabilities	647,276	1,084,870
Long-term obligations	124,476	75
Deferred tax liabilities, net	79,238	135,971
Other liabilities	33,494	37,698
Minority interests	39,408	4,096

Total liabilities	923,892	1,262,710

Total stockholders’ equity	4,896,242	6,728,341

	$5,820,134	$7,991,051

eBay Inc.
Unaudited Condensed Consolidated Statement of Income
(U.S. Dollars In Thousands, Except Per Share Amounts)

	Three Months Ended		Year Ended
	December 31,		December 31,
	2003	2004	2003	2004
Net revenues	$648,393	$935,782	$2,165,096	$3,271,309
Cost of net revenues	115,457	176,405	416,058	614,415

Gross profit	532,936	759,377	1,749,038	2,656,894

Operating expenses:
Sales and marketing	172,781	268,879	567,565	857,874
Product development	46,427	64,568	159,315	240,647
General and administrative	95,989	116,278	302,703	415,725
Patent litigation expense	—	—	29,965	—
Payroll tax on employee stock options	1,606	5,190	9,590	17,479
Amortization of acquired intangible assets	12,991	19,739	50,659	65,927

Total operating expenses	329,794	474,654	1,119,797	1,597,652

Income from operations	203,142	284,723	629,241	1,059,242
Interest and other income, net	11,384	18,762	37,803	77,867
Interest expense	(1,979)	(2,265)	(4,314)	(8,879)
Impairment of certain equity investments	(1,000)	—	(1,230)	—

Income before cumulative effect of accounting change, income taxes and minority interests	211,547	301,220	661,500	1,128,230
Provision for income taxes	(67,040)	(95,782)	(206,738)	(343,885)
Minority interests	(2,045)	(59)	(7,578)	(6,122)

Income before cumulative effect of accounting change	142,462	205,379	447,184	778,223
Cumulative effect of accounting change, net of tax	—	—	(5,413)	—

Net income	$142,462	$205,379	$441,771	$778,223

Net income per basic share:
Income before cumulative effect of accounting change	$0.22	$0.31	$0.70	$1.18
Cumulative effect of accounting change	—	—	(0.01)	—

Net income per basic share	$0.22	$0.31	$0.69	$1.18

Net income per diluted share:
Income before cumulative effect of accounting change	$0.21	$0.30	$0.68	$1.14
Cumulative effect of accounting change	—	—	(0.01)	—

Net income per diluted share	$0.21	$0.30	$0.67	$1.14

Weighted average shares:
Basic	646,819	666,743	638,288	659,729

Diluted	666,165	692,847	656,657	683,860

eBay Inc.
Unaudited Pro Forma Condensed Consolidated Statement of Income
(U.S. Dollars In Thousands, Except Per Share Amounts)

	Three Months Ended					Three Months Ended
	December 31, 2003					December 31, 2004
	Reported	Pro Forma Entries			Pro Forma	Reported	Pro Forma Entries			Pro Forma
Net revenues	$648,393	$—			$648,393	$935,782	$—			$935,782
Cost of net revenues	115,457	(32)	(a	)	115,425	176,405	(146)	(a	)	176,259

Gross profit	532,936	32			532,968	759,377	146			759,523

Operating expenses:
Sales and marketing	172,781	(109)	(a	)	172,672	268,879	(11)	(a	)	268,868
Product development	46,427	(144)	(a	)	46,283	64,568	(162)	(a	)	64,406
General and administrative	95,989	(475)	(a	)	95,514	116,278	(3,888)	(a	)	112,390
Payroll tax on employee stock options	1,606	(1,606)	(b	)	—	5,190	(5,190)	(b	)	—
Amortization of acquired intangible assets	12,991	(12,991)	(c	)	—	19,739	(19,739)	(c	)	—

Total operating expenses	329,794	(15,325)			314,469	474,654	(28,990)			445,664

Income from operations	203,142	15,357			218,499	284,723	29,136			313,859
Interest and other income, net	11,384	—			11,384	18,762	—			18,762
Interest expense	(1,979)	—			(1,979)	(2,265)	—			(2,265)
Impairment of certain equity investments	(1,000)	1,000	(d	)	—	—	—			—

Income before income taxes and minority interests	211,547	16,357			227,904	301,220	29,136			330,356
Provision for income taxes	(67,040)	(1,836)	(e	)	(68,876)	(95,782)	(8,484)	(e	)	(104,266)
Minority interests	(2,045)	—			(2,045)	(59)	—			(59)

Net income	$142,462	$14,521			$156,983	$205,379	$20,652			$226,031

Net income per share:
Basic	$0.22				$0.24	$0.31				$0.34

Diluted	$0.21				$0.24	$0.30				$0.33

Weighted average shares:
Basic	646,819				646,819	666,743				666,743

Diluted	666,165				666,165	692,847				692,847

Operating margin	31%	2%			34%	30%	4%			34%

Notes:

(a)	Non-cash stock based compensation expense

(b)	Employer payroll taxes on employee non-qualified stock option gains

(c)	Amortization of acquired intangible assets

(d)	Impairment of certain equity investments

(e)	Income taxes associated with certain pro forma entries

eBay Inc.
Unaudited Pro Forma Condensed Consolidated Statement of Income
(U.S. Dollars In Thousands, Except Per Share Amounts)

	Year Ended					Year Ended
	December 31, 2003					December 31, 2004
	Reported	Pro Forma Entries			Pro Forma	Reported	Pro Forma Entries			Pro Forma
Net revenues	$2,165,096	$ —			$2,165,096	$3,271,309	$ —			$3,271,309
Cost of net revenues	416,058	(228)	(a	)	415,830	614,415	(233)	(a	)	614,182

Gross profit	1,749,038	228			1,749,266	2,656,894	233			2,657,127

Operating expenses:
Sales and marketing	567,565	(976)	(a	)	566,589	857,874	(136)	(a	)	857,738
Product development	159,315	(1,239)	(a	)	158,076	240,647	(654)	(a	)	239,993
General and administrative	302,703	(3,049)	(a	)	299,654	415,725	(4,809)	(a	)	410,916
Patent litigation expense	29,965	—			29,965	—	—			—
Payroll tax on employee stock options	9,590	(9,590)	(b	)	—	17,479	(17,479)	(b	)	—
Amortization of acquired intangible assets	50,659	(50,659)	(c	)	—	65,927	(65,927)	(c	)	—

Total operating expenses	1,119,797	(65,513)			1,054,284	1,597,652	(89,005)			1,508,647

Income from operations	629,241	65,741			694,982	1,059,242	89,238			1,148,480
Interest and other income, net	37,803	(979)	(d	)	36,824	77,867	(6,485)	(e	)	71,382
Interest expense	(4,314)	—			(4,314)	(8,879)	—			(8,879)
Impairment of certain equity investments	(1,230)	1,230	(h	)	—	—	—			—

Income before cumulative effect of accounting change, income taxes and minority interests	661,500	65,992			727,492	1,128,230	82,753			1,210,983
Provision for income taxes	(206,738)	(18,595)	(f	)	(225,333)	(343,885)	(31,520)	(f	)	(375,405)
Minority interests	(7,578)	—			(7,578)	(6,122)	—			(6,122)

Net income before cumulative effect of accounting change	447,184	47,397			494,581	778,223	51,233			829,456
Cumulative effect of accounting change, net of tax	(5,413)	5,413	(g	)	—	—	—			—

Net income	$441,771	$ 52,810			$494,581	$778,223	$ 51,233			$829,456

Net income per share:
Basic	$0.69				$0.77	$1.18				$1.26

Diluted	$0.67				$0.75	$1.14				$1.21

Weighted average shares:
Basic	638,288				638,288	659,729				659,729

Diluted	656,657				656,657	683,860				683,860

Operating margin	29%	3%			32%	32%	3%			35%

Notes:

(a)	Non-cash stock based compensation expense

(b)	Employer payroll taxes on employee non-qualified stock option gains

(c)	Amortization of acquired intangible assets

(d)	Gain on sale of certain real estate properties and recovery of fully reserved receivables

(e)	Gain on sale of equity investment and loss on sale of certain real estate properties

(f)	Income taxes associated with certain pro forma entries

(g)	Cumulative effect of accounting changes, net of tax

(h)	Impairment of certain equity investments

eBay Inc.
Unaudited Condensed Consolidated Statement of Cash Flows
(U.S. Dollars In Thousands)

	Three Months Ended		Year Ended
	December 31,		December 31,
	2003	2004	2003	2004
Cash flows from operating activities:
Net income	$142,462	$205,379	$441,771	$778,223
Adjustments:
Cumulative effect of accounting change	—	—	5,413	—
Provision for doubtful accounts and authorized credits	14,085	32,947	46,049	90,942
Provision for transaction losses	11,510	17,767	36,401	50,459
Depreciation and amortization	45,118	72,849	159,003	253,690
Amortization of unearned stock-based compensation	760	4,207	5,492	5,832
Tax benefit on the exercise of employee stock options	24,991	77,528	130,638	261,983
Impairment of certain equity investments	1,000	—	1,230	—
Minority interests	3,802	69	7,784	6,122
Changes in assets and liabilities, net of acquisition effects:
Accounts receivable	(82,723)	32,327	(153,373)	(105,540)
Funds receivable	4,766	30,463	(38,879)	(44,751)
Other current assets	(3,835)	(164,302)	(13,133)	(312,756)
Other non-current assets	2,313	3,617	(4,111)	(308)
Deferred tax liabilities, net	57,172	(7,082)	69,770	28,652
Accounts payable	10,795	(38,943)	17,348	(33,975)
Funds payable and amounts due to customers	(3,502)	67,759	56,172	216,967
Accrued expenses and other liabilities	35,980	16,601	85,704	39,618
Deferred revenue and customer advances	2,626	6,459	8,864	20,061
Income taxes payable	98	23,562	11,976	30,096

Net cash provided by operating activities	267,418	381,207	874,119	1,285,315

Cash flows from investing activities:
Purchases of property and equipment, net	(95,768)	(82,888)	(365,384)	(292,838)
Purchases of investments	(554,006)	(492,634)	(2,035,053)	(1,754,808)
Maturities and sales of investments	165,264	168,375	1,297,262	1,079,548
Purchases of intangibles and other non-current assets	—	(1,389)	—	(8,646)
Acquisitions, net of cash acquired	(109,206)	(332,770)	(216,367)	(1,036,476)

Net cash used in investing activities	(593,716)	(741,306)	(1,319,542)	(2,013,220)

Cash flows from financing activities:
Proceeds from issuance of common stock, net	130,628	221,396	700,817	650,638
Principal payments on long-term obligations	(10,224)	(370)	(11,951)	(2,969)

Net cash provided by financing activities	120,404	221,026	688,866	647,669

Effect of exchange rate changes on cash and cash equivalents	3,532	33,208	28,757	28,768

Net increase (decrease) in cash and cash equivalents	(202,362)	(105,865)	272,200	(51,468)
Cash and cash equivalents at beginning of period	1,583,875	1,435,910	1,109,313	1,381,513

Cash and cash equivalents at end of period	$1,381,513	$1,330,045	$1,381,513	$1,330,045

Net cash provided by operating activities	$267,418	$381,207	$874,119	$1,285,315
Less: Purchases of property and equipment, net	(95,768)	(82,888)	(365,384)	(292,838)

Free cash flow	$171,650	$298,319	$508,735	$992,477

eBay Inc.
Unaudited Summary of Consolidated Net Revenues
(U.S. Dollars In Thousands, Except Percentages)

Net Revenues by Type

	December 31,	March 31,	June 30,	September 30,	December 31,
	2003	2004	2004	2004	2004
Net Transaction Revenues
U.S.	$291,578	$326,217	$319,119	$330,643	$362,736
Current quarter vs prior quarter	14%	12%	(2%)	4%	10%
Current quarter vs prior year quarter	38%	39%	32%	29%	24%

International	210,500	257,090	273,740	282,294	344,348
Current quarter vs prior quarter	36%	22%	6%	3%	22%
Current quarter vs prior year quarter	96%	87%	76%	82%	64%

Payments	130,561	155,513	158,815	166,282	200,203
Current quarter vs prior quarter	23%	19%	2%	5%	20%
Current quarter vs prior year quarter	68%	67%	60%	56%	53%

Total net transaction revenues	632,639	738,820	751,674	779,219	907,287

Current quarter vs prior quarter	22%	17%	2%	4%	16%
Current quarter vs prior year quarter	60%	59%	51%	51%	43%

Advertising and other non-transaction revenues
U.S.	11,540	12,353	15,361	16,700	16,718
Current quarter vs prior quarter	15%	7%	24%	9%	0%
Current quarter vs prior year quarter	(16%)	63%	75%	67%	45%

International	2,261	2,400	3,705	4,222	5,961
Current quarter vs prior quarter	28%	6%	54%	14%	41%
Current quarter vs prior year quarter	32%	83%	159%	140%	164%

Payments	1,953	2,666	2,672	5,735	5,816
Current quarter vs prior quarter	(4%)	37%	0%	115%	1%
Current quarter vs prior year quarter	(5%)	32%	24%	183%	198%

Total advertising and other non-transaction revenues	15,754	17,419	21,738	26,657	28,495

Current quarter vs prior quarter	14%	11%	25%	23%	7%
Current quarter vs prior year quarter	(10%)	59%	76%	93%	81%

Total net revenues	$648,393	$756,239	$773,412	$805,876	$935,782

Current quarter vs prior quarter	22%	17%	2%	4%	16%
Current quarter vs prior year quarter	57%	59%	52%	52%	44%

eBay Inc.
Unaudited Summary of Consolidated Net Revenues
(U.S. Dollars In Thousands, Except Percentages)

Net Revenues by Segment

	December 31,	March 31,	June 30,	September 30,	December 31,
	2003	2004	2004	2004	2004

U.S.	$303,118	$338,570	$334,481	$347,343	$379,454
Current quarter vs prior quarter	14%	12%	(1%)	4%	9%
Current quarter vs prior year quarter	35%	40%	33%	31%	25%

International	212,761	259,490	277,444	286,516	350,309
Current quarter vs prior quarter	36%	22%	7%	3%	22%
Current quarter vs prior year quarter	95%	87%	77%	83%	65%

Payments	132,514	158,179	161,487	172,017	206,019
Current quarter vs prior quarter	22%	19%	2%	7%	20%
Current quarter vs prior year quarter	66%	66%	59%	59%	55%

Percent of Payments revenue which is international	23.2%	26.2%	28.7%	30.1%	33.0%

Total net revenues	$648,393	$756,239	$773,412	$805,876	$935,782

Current quarter vs prior quarter	22%	17%	2%	4%	16%
Current quarter vs prior year quarter	57%	59%	52%	52%	44%

Net Revenues by Geography

	December 31,	March 31,	June 30,	September 30,	December 31,
	2003	2004	2004	2004	2004

U.S. net revenues	$404,833	$455,355	$449,571	$467,545	$517,465
Current quarter vs prior quarter	15%	12%	(1%)	4%	11%
Current quarter vs prior year quarter	39%	43%	36%	33%	28%
% of total	62%	60%	58%	58%	55%

International net revenues	243,560	300,884	323,841	338,331	418,317
Current quarter vs prior quarter	35%	24%	8%	4%	24%
Current quarter vs prior year quarter	97%	91%	82%	88%	72%
% of total	38%	40%	42%	42%	45%

Total net revenues	$648,393	$756,239	$773,412	$805,876	$935,782

Current quarter vs prior quarter	22%	17%	2%	4%	16%
Current quarter vs prior year quarter	57%	59%	52%	52%	44%

eBay Inc.
eBay Unaudited Supplemental Operating Data
(In Millions, Except Percentages)

	December 31,	March 31,	June 30,	September 30,	December 31,
	2003	2004	2004	2004	2004

Confirmed Registered Users (1)	94.9	104.8	114.0	125.0	135.5
Current quarter vs prior quarter	11%	10%	9%	10%	8%
Current quarter vs prior year quarter	54%	52%	51%	46%	43%

Active Users (2)	41.2	45.1	48.0	51.7	56.1
Current quarter vs prior quarter	10%	9%	6%	8%	9%
Current quarter vs prior year quarter	49%	45%	41%	38%	36%

Number of Listings (3)	291.7	327.7	332.3	348.0	404.6
Current quarter vs prior quarter	24%	12%	1%	5%	16%
Current quarter vs prior year quarter	49%	49%	48%	48%	39%

Gross Merchandise Volume (4)	$7,052	$8,039	$8,012	$8,307	$9,810
Current quarter vs prior quarter	22%	14%	0%	4%	18%
Current quarter vs prior year quarter	53%	51%	42%	44%	39%

Marktplaats.nl in the Netherlands and mobile.de in Germany are not included in these metrics.

(1)	Cumulative total of all users who have completed their registration process on one of eBay’s trading platforms.

(2)	All users, excluding users of Baazee.com, Half.com, Internet Auction, Marktplaats.nl, and mobile.de, who bid on, bought, or listed an item within the previous 12-month period. Includes users of eBay EachNet in China since the migration to the eBay platform in September 2004.

(3)	All listings on eBay’s trading platforms during the quarter, regardless of whether the listing subsequently closed successfully.

(4)	Total value of all successfully closed listings between users on eBay’s trading platforms during the quarter, regardless of whether the buyer and seller actually consummated the transaction.

eBay Inc.
PayPal Unaudited Supplemental Operating Data
(In Millions, Except Percentages)

	December 31,	March 31,	June 30,	September 30,	December 31,
	2003	2004	2004	2004	2004

Total accounts (1)	40.3	45.6	50.4	56.7	63.8
Current quarter vs prior quarter	14%	13%	11%	13%	13%
Current quarter vs prior year quarter	73%	67%	62%	61%	58%

Active accounts (2)	13.2	14.5	15.5	17.4	20.2

Total number of payments (3)	68.2	79.2	77.7	83.4	99.6
Current quarter vs prior quarter	19%	16%	(2%)	7%	19%
Current quarter vs prior year quarter	74%	57%	45%	45%	46%

Total payment volume (4)	$3,711	$4,321	$4,350	$4,637	$5,607
Current quarter vs prior quarter	22%	16%	1%	7%	21%
Current quarter vs prior year quarter	74%	64%	53%	52%	51%

Auction as % of total payment volume	69%	70%	69%	70%	71%

Transaction rates:

Transaction revenue rate	3.52%	3.60%	3.64%	3.59%	3.57%

Transaction processing expense rate	1.23%	1.25%	1.34%	1.30%	1.27%

Transaction loss rate	0.31%	0.27%	0.25%	0.22%	0.31%

(1)	Cumulative total of all personal, premier, or business accounts opened, excluding accounts that have been closed or locked.

(2)	All accounts that sent or received at least one payment through the PayPal system during the quarter.

(3)	Total number of payments initiated through the PayPal system during the quarter, regardless of whether the payment was actually sent successfully, or was reversed, rejected, or pending at the end of the quarter.

(4)	Total dollar volume of payments initiated through the PayPal system during the quarter, regardless of whether the payment was actually sent successfully, or was reversed, rejected, or was pending at the end of the quarter.

eBay Inc.
Guidance Summary
(In Millions, Except Per Share Amounts And Percentages)

The guidance figures provided below and elsewhere in this press release are approximate in nature because eBay’s future performance is difficult to predict. Such guidance is based on information available on the date hereof, and eBay assumes no obligation to update it.

eBay’s future performance involves risks and uncertainties, and the company’s actual results could differ materially from such guidance. Some of the factors that could affect the company’s operating results are set forth under the caption “Forward-Looking Statements” above in this press release. More information about factors that could affect eBay’s operating results is included under the captions “Risk Factors That May Affect Results of Operations and Financial Condition” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in its most recent annual report on Form 10-K and quarterly reports on Form 10-Q, copies of which may be obtained by visiting the company’s investor relations site at http://investor.ebay.com. The company expects to file its annual report on Form 10-K for the year ended December 31, 2004 on or about March 1, 2005.

	Three months ending March 31, 2005 (c)
	GAAP	Adjustments		Pro Forma (a)
Net revenues	$1,010-$1,030	—		$1,010-$1,030
Diluted EPS	$0.32-$0.33	$0.02	(b)	$0.34-$0.35

	Three months ending June 30, 2005 (c)
	GAAP	Adjustments		Pro Forma (a)
Net revenues	$1,025-$1,040	—		$1,025-$1,040
Diluted EPS	$0.32-$0.33	$0.02	(b)	$0.34-$0.35

	Three months ending September 30, 2005 (c)
	GAAP	Adjustments		Pro Forma (a)
Net revenues	$1,035-$1,060	—		$1,035-$1,060
Diluted EPS	$0.33-$0.34	$0.02	(b)	$0.35-$0.36

	Three months ending December 31, 2005 (c)
	GAAP	Adjustments		Pro Forma (a)
Net revenues	$1,180-$1,220	—		$1,180-$1,220
Diluted EPS	$0.41-$0.42	$0.02	(b)	$0.43-$0.44

	Year ending December 31, 2005 (c)
	GAAP	Adjustments		Pro Forma (a)
Net revenues	$4,250-$4,350	—		$4,250-$4,350
Operating margin	31%	3	%(a)	34%
Diluted EPS*	$1.37-$1.41	$0.11	(b)	$1.48-$1.52

* Please note that the sum of the quarters may not total to the full year EPS because the quarterly EPS is calculated using the respective results and weighted average shares for each quarter, and the full year EPS is calculated using the results and weighted average shares for the full year.

(a)	Pro forma guidance reflects estimated quarterly adjustments for amortization of acquired intangible assets of approximately $24 million, payroll taxes on employee stock options of approximately $3 – $5 million, stock based compensation of approximately $4 million and other adjustments estimated to result in an operating margin adjustment of approximately 3% for each of the quarters in the year ending December 31, 2005.

(b)	Net of tax, the above pro forma items are estimated to result in a $0.02 per diluted share adjustment for each of the quarters in the year ending December 31, 2005.

(c)	The guidance has not been updated to reflect the impact of the stock split described under “Business Outlook.” In addition, the estimated earnings per diluted share does not include the impact of expensing stock options upon the adoption of Financial Accounting Standards Board Statement No. 123(R) “Share-Based Payment.”